Exhibit 99.1

News Release

Contacts:
Jon Kimmins, CFO
For Immediate Release	(510) 723-8639

Ken Dennard
Dennard • Lascar Associates
(713) 529-6600
ken@dennardlascar.com

MEN’S WEARHOUSE ANNOUNCES APPOINTMENT OF

ALLEN I. QUESTROM TO BOARD OF DIRECTORS

FREMONT, CA — July 31, 2013 — The Men’s Wearhouse (NYSE: MW) today announced that Allen I. Questrom, who has more than 40 years of executive management experience in the retail industry, has been appointed to the Board of Directors, effective July 30, 2013.

Doug Ewert, Men’s Wearhouse President and Chief Executive Officer, stated, “I’m pleased to welcome Allen to the Board.  He brings extensive experience in our industry, highlighted by his service as the CEO of several large publicly traded retailers. Allen’s expertise in customer service, merchandising, marketing and finance, will be a great benefit for all of our stakeholders.”

With the addition of Mr. Questrom, The Men’s Wearhouse Board comprises nine directors, seven of whom are independent.

About Allen Questrom

Mr. Questrom was Chairman and Chief Executive Officer of Neiman Marcus, Inc. from 1988 to 1990. He was at Federated Department Stores, Inc. (now Macy’s) as Chairman and CEO from February 1990 to May 1997. From May 1999 to January 2001, he served as Chairman of the Board of Barneys New York, Inc. and from May 1999 and until September 2000, as Chief Executive Officer and President.  From 2000 to December 2004, he was Chairman and Chief Executive Officer of J.C. Penney Company. He has been a Senior Advisor for Lee Equity Partners since 2006.  Mr. Questrom is currently a member of the Board of Directors of Sotheby’s and the Glazer Family of Companies. He has also previously served as a member of the Board of Directors of Footlocker, Inc. and Wal Mart Stores, Inc. and was non-executive Chairman of Deb Shops, Inc.

About Men’s Wearhouse

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,141 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

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